UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2008

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Tower Lane 1st Floor Avon, CT	06001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 678-7537

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported in the Current Report of U.S. Energy Systems, Inc. (the “Company”) on Form 8-K dated January 29, 2008 (the January 29 Form 8-K), the Special Meeting of Stockholders of the Company, originally scheduled to take place on January 29, 2008, was adjourned by order of the Delaware Chancery Court until Tuesday, February 5, 2008. Consequently, the Company is disseminating a Second Supplement to its original Notice of Special Meeting of Stockholders to inform stockholders of the new date for the Special Meeting.

As more fully reported in the Company’s Current Reports on Form 8-K dated January 19, 2008 and January 24, 2008, Asher E. Fogel, former Chairman of the Board and Chief Executive Officer of the Company, filed suit in the Chancery Court of the State of Delaware against the Company and each of the Directors seeking to compel the Company to convene the Special Meeting of Stockholders.

As more fully reported in the January 29 Form 8-K, Nakash Energy LLC, a shareholder of the Company that owns approximately 15 percent of the outstanding shares of common stock of the Company, filed suit in the Delaware Chancery Court against the Company seeking, among other things, to compel the Company to convene an annual meeting of stockholders.

All of the parties to the litigation proceedings in the Chancery Court requested the order adjourning the Special Meeting of Stockholders until Tuesday, February 5, 2008, so that they can pursue discussions to try to achieve settlement of each suit. If settlement discussions are ongoing, the Special Meeting of Stockholders could be adjourned to a later date if the parties agree.

The Company will endeavor to keep stockholders informed of further developments regarding the Special Meeting of Stockholders by press release and posting of additional information at its website, www.usenergysystems.com.

A copy of the Second Supplement to Notice of Special Meeting of Stockholders is attached to this Current Report as Exhibit 20.3.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

20.3	Second Supplement to Notice of Special Meeting of Stockholders dated January 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ RICHARD AUGUSTINE
Richard Augustine
Vice President

Date: January 30, 2008

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